Exhibit 24(b)(8.141)
FUND PARTICIPATION AGREEMENT

         This agreement (“Agreement”) is by and between ING Life Insurance and Annuity Company (“ING Life"), Prudential Investment Management Services LLC ("Distributor”), and Prudential Mutual Fund Services LLC ("PMFS") (collectively "Prudential").  Distributor acts as the principal underwriter and PMFS acts as the transfer agent for the registered open-end management investment companies listed on attached Schedule B (each a “Fund” or collectively the “Funds”).  The parties hereby agree to an arrangement whereby the Fund shall be made available to serve as underlying investment media for Variable Annuity Contracts ("Contracts") to be issued by ING Life.

1.      Establishment of Accounts; Availability of Fund.

         ING Life represents that it has established Variable Annuity Accounts C, D and F and may establish such other accounts as may be set forth in Schedule A attached hereto and as may be amended from time to time with the mutual consent of the parties hereto (the "Accounts"), each of which is a separate account under Connecticut Insurance law, and has registered or will register each of the Accounts (except for such Accounts for which no such registration is required) as a unit investment trust under the Investment Company Act of 1940 (the "1940 Act"), to serve as an investment vehicle for the Contracts.  Each Contract provides for the allocation of net amounts received by ING Life to an Account for investment in the shares of one of more specified open-end management investment companies available through that Account as underlying investment media.  Selection of a particular investment management company and changes therein from time to time are made by the participant or Contract owner, as applicable under a particular Contract.

2.      Pricing Information; Orders; Settlement.

         (a)    Prudential will make Fund shares available to be purchased by ING Life, and will accept redemption orders from ING Life, on behalf of each Account at the net asset value applicable to each order on those days on which the Fund calculates its net asset value (a "Business Day").  Fund shares shall be purchased and redeemed in such quantity and at such time determined by ING Life to be necessary to meet the requirements of those Contracts for which the Fund(s) serve as underlying investment media, provided, however, that the Board of Trustees of the Fund (hereinafter the "Trustees") may upon reasonable notice to ING Life, refuse to sell shares of any Portfolio to any person, or suspend or terminate the offering of shares of any Portfolio if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Trustees, acting in good faith and in the best interests of the shareholders of any Portfolio and in compliance with their fiduciary obligations under federal and/or any applicable state laws, necessary in the best interests of the shareholders of any Portfolio.

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         (b)    Prudential will provide to ING Life closing net asset value, dividend and capital gain information at the close of trading each day that the New York Stock Exchange (the “Exchange”) is open (each such day a “Business Day”), by 6:30 p.m. Eastern Time, but  in no event later than 7:00 p.m. Eastern time on such Business Day absent extraordinary circumstances.  In the event of an anticipated delay past 7:00 p.m., Prudential shall notify ING Financial by 7:00 p.m. of the anticipated delay.  ING Life will send via facsimile or electronic transmission to the Fund or its specified agent orders to purchase and/or redeem Fund shares by 9 a.m. Eastern Time the following business day.  Payment for net purchases will be wired by ING Life to an account designated by the Fund to coincide with the order for shares of the Fund.

         (c)    Prudential hereby appoints ING Life as its agent for the limited purpose of accepting purchase and redemption orders for Fund shares relating to the Contracts from Contract owners or participants.  Orders from Contract owners or participants received from any distributor of the Contracts (including affiliates of ING Life) by ING Life, acting as agent for the Fund, prior to the close of the Exchange on any given business day will be executed by the Fund at the net asset value determined as of the close of the Exchange on such Business Day, provided that the Fund receives written (or facsimile) notice of such order by 9 a.m. Eastern Time on the next following Business Day.  Any orders received by ING Life acting as agent on such day but after the close of the Exchange will be executed by the Fund at the net asset value determined as of the close of the Exchange on the next business day following the day of receipt of such order, provided that the Fund receives written (or facsimile) notice of such order by 9 a.m. Eastern Time within two days following the day of receipt of such order.

         (d)    Payments for net redemptions of shares of the Fund will be wired by the Fund to an account designated by ING Life by 4:00 p.m. Eastern Time on the same Business Day ING Life places an order to redeem Fund Shares.  Payments for net purchases of the Fund will be wired by ING Life to an account designated by the Fund by 4:00 p.m. Eastern Time on the same Business Day ING Life places an order to purchase Fund shares.  Payments shall be in federal funds transmitted by wire.

         (e)    In lieu of applicable provisions set forth in paragraphs 2(a) through 2(d) above, the parties may agree to provide pricing information, execute orders and wire payments for purchases and redemptions through National Securities Clearing Corporation’s Fund/SERV system in which case such activities will be governed by the provisions set forth in Exhibit I to this Agreement.

(f)     Each party has the right to rely on information or confirmations provided by the other party (or by any affiliate of the other party), and shall not be liable in the event that an error is a result of any misinformation supplied by the other party

         (g)    The Prudential shall indemnify and hold ING Life harmless, from the effective date of this Agreement, against any amount ING Life is required to pay to Contract owners or participants due to: (i) an incorrect calculation of a Fund’s daily net asset value, dividend rate, or capital gains distribution rate or (ii) incorrect or late reporting of the daily net asset value, dividend rate, or capital gain distribution rate of a Fund, upon written notification by ING Life, with supporting data, to Prudential.  In addition, the Prudential shall be liable to ING Life for reasonable systems and out-of-pocket costs incurred by ING Life in making a Contract owner's or a participant's account whole, if such costs or expenses are a result of the Prudential's failure to provide timely or correct net asset values, dividend and capital gains or financial information and if such information is not corrected by 4:00 p.m. East Coast time of the next business day after releasing such incorrect information provided the incorrect NAV as well as the correct NAV for each day that the error occurred is provided.  If a mistake is caused in supplying such information under this Section or confirmations, which results in a reconciliation with incorrect information, the amount required to make a Contract owner’s or a participant's account whole shall be borne by the party providing the incorrect information, regardless of when the error is corrected.

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                              The following limits shall apply to the liabilities of Prudential to ING for systems and out of pocket costs incurred by ING if such costs or expenses are a result of Prudential's failure to provide ING with such correct or timely information:  (i) $1,500 per day for each day that incorrect information provided by Prudential is not corrected, if such period does not include a month-end or a fiscal quarter-end, (ii) $2,000 per day for each day that such incorrect information provided by Prudential is not corrected, if such period does include a month-end or a fiscal quarter-end, and (iii) up to $50,000 per occurrence in the aggregate under (i) or (ii) above.  Any incorrect information that has as a common nexus any single error shall be deemed to be one occurrence for these purposes provided all corrections are provided at the same time.

(h)    ING Life agrees to purchase and redeem the shares of the Funds named in Schedule B offered by the then current prospectus and statement of additional information of the Fund in accordance with the provisions of such prospectus and statement of additional information.

3.      Fees.

         In consideration of services provided by ING Life under this Agreement, the Fund or Distributor shall pay fees to ING Life as set forth in Schedule C.

4.      Expenses.

         (a)    Except as otherwise provided in this Agreement, all expenses incident to the performance by the Fund under this Agreement shall be paid by the Fund, including the cost of registration of Fund shares with the Securities and Exchange Commission (the "SEC") and in states where required.  The Fund and Distributor shall pay no fee or other compensation to ING Life under this Agreement, and ING Life shall pay no fee or other compensation to the Fund or Distributor, except as provided herein and in Schedule C attached hereto and made a part of this Agreement as may be amended from time to time with the mutual consent of the parties hereto.  All expenses incident to performance by each party of its respective duties under this Agreement shall be paid by that party, unless otherwise specified in this Agreement.

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         (b)    The Fund or the Distributor shall provide to ING Life, at the location designated by ING Life, periodic fund reports to shareholders and other materials that are required by law to be sent to Contract owners or participants.  In addition, the Fund or the Distributor shall provide ING Life with a sufficient quantity of its prospectuses, statements of additional information and any supplements to any of these materials, to be used in connection with the offerings and transactions contemplated by this Agreement

         (c)    The Fund or Distributor shall make available for reimbursement certain out-of-pocket expenses ING Life incurs in connection with providing shareholder services to Contract Owners and participants.  These expenses include actual postage paid by ING Life in mailing updated prospectuses, supplements and financial reports to Contract owners or participants, and all costs incurred by ING Life associated with proxies for the Funds, including proxy preparation, group authorization letters, programming for tabulation and necessary materials (including postage).

5.      Representation.

         ING Life agrees that it and its agents shall not, without the written consent of the Fund or the Distributor, make representations concerning the Fund or its shares except those contained in the then current prospectuses and in current printed sales literature approved by or deemed approved by the Fund or the Distributor.

6.      Termination.

         This agreement shall terminate as to the sale and issuance of new Contracts:

         (a)    at the option of either ING Life or Prudential, upon sixty days advance written notice to the other parties;

         (b)    at the option of ING Life, upon one week advance written notice to Prudential, if Fund shares are not available for any reason to meet the requirement of Contracts as determined by ING Life.  Reasonable advance notice of election to terminate shall be furnished by Company;

         (c)    at the option of either ING Life or Prudential, immediately upon institution of formal proceedings against the broker-dealer or broker-dealers marketing the Contracts, the Account, ING Life or Prudential by the National Association of Securities Dealers, Inc. (the "NASD"), the SEC or any other regulatory body;

         (d)    upon the determination of the Accounts to substitute for the Fund's shares the shares of another investment company in accordance with the terms of the applicable Contracts.  ING Life will give 60 days written notice to Prudential of any decision to replace the Fund's' shares;

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         (e)    upon assignment of this Agreement, unless made with the written consent of all other parties hereto;

         (f)     if Fund shares are not registered, issued or sold in conformance with Federal law or such law precludes the use of Fund shares as an underlying investment medium for Contracts issued or to be issued by ING Life.  Prompt notice shall be given by the appropriate party should such situation occur.

7.      Continuation of Agreement.

         Upon termination as the result of any cause listed in Section 6 the Fund's obligation to furnish its shares to Contracts then in force for which its shares serve or may serve as the underlying medium, unless such further sale of Fund shares is prohibited by law or the SEC or other regulatory body, shall continue for a period of not more than six (6) months.

8.      Advertising Materials; Filed Documents.

         (a)    Advertising and sales literature with respect to the Fund prepared by ING Life or its agents for use in marketing its Contracts (except any material that simply lists the Funds’ names) will be submitted to the Fund or its designee for review before such material is used with any Contract owner or participant.  The Fund or its designee shall advise the submitting party in writing within five (5) Business Days of receipt of such materials of its approval or disapproval of such materials.

         (b)    The Fund will provide additional copies of its financials as soon as available to ING Life and at least one complete copy of all registration statements, prospectuses, statements of additional information, annual and semi-annual reports, proxy statements and all amendments or supplements to any of the above that relate to the Fund promptly after the filing of such document with the SEC or other regulatory authorities.  At Prudential's request, ING Life will provide to Prudential at least one complete copy of all registration statements, prospectuses, statements of additional information, annual and semi-annual reports, proxy statements, and all amendments or supplements to any of the above that relate to the Account promptly after the filing of such document with the SEC or other regulatory authority.

         (c)    Prudential will provide via Excel spreadsheet diskette format or in electronic transmission to ING Life at least quarterly portfolio information necessary to update Fund profiles within ten (10) business days following the end of each quarter.

9.      Proxy Voting.

         (a)    ING Life shall provide pass-through voting privileges on Fund shares held by registered separate accounts to all Contract owners and participants to the extent the SEC continues to interpret the 1940 Act as requiring such privileges.  ING Life shall provide pass-through voting privileges on Fund shares held by unregistered separate accounts to all Contract owners.

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         (b)    ING Life will distribute to Contract owners and participants, as appropriate, all proxy material furnished by the Fund and will vote Fund shares in accordance with instructions received from such Contract owners and participants.  If and to the extent required by law, ING Life, with respect to each group Contract and in each Account, shall vote Fund shares for which no instructions have been received in the same proportion as shares for which such instructions have been received.  ING Life and its agents shall not oppose or interfere with the solicitation of proxies for Fund shares held for such Contract owners and participants.

10.    Indemnification.

         (a)    ING Life agrees to indemnify and hold harmless the Funds the Distributor, PMFS and each of their directors, officers, employees, agents and each person, if any, who controls the Fund or its investment adviser within the meaning of the Securities Act of 1933 (the "1933 Act") against any losses, claims, damages or liabilities to which the Fund or any such director, officer, employee, agent, or controlling person may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, prospectus or sales literature of ING Life or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or arise out of or as a result of conduct, statements or representations (other than statements or representations contained in the prospectuses or sales literature of the Fund) of ING Life or its agents, with respect to the sale and distribution of Contracts for which Fund shares are the underlying investment.  ING Life will reimburse any legal or other expenses reasonably incurred by the Fund or any such director, officer, employee, agent, investment advisor, Distributor, or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that ING Life will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon (i) an untrue statement or omission or alleged omission made in such Registration Statement or prospectus in conformity with written materials furnished to ING Life by the Fund specifically for use therein or (ii) the willful misfeasance, bad faith, or gross negligence by Prudential in the performance of its duties or the Fund's or Distributor's reckless disregard of obligations or duties under this Agreement or to ING Life, whichever is applicable.  This indemnity agreement will be in addition to any liability which Company may otherwise have.

         (b)    Prudential agrees to indemnify and hold harmless ING Life and its directors, officers, employees, agents and each person, if any, who controls ING Life within the meaning of the 1933 Act against any losses, claims, damages or liabilities to which ING Life or any such director, officer, employee, agent or controlling person may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, prospectuses or sales literature of the Fund or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or material fact required to be stated therein or necessary to make the statements therein not misleading.  Prudential will reimburse any legal or other expenses reasonably incurred by ING Life or any such director, officer, employee, agent, or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that Prudential will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or omission or alleged omission made in such Registration Statement or prospectuses which are in conformity with written materials furnished Prudential by ING Life specifically for use therein.

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         (c)    Promptly after receipt by an indemnified party hereunder of notice of the commencement of action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party of the commencement thereof; but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than under this Section 10.   In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish to, assume the defense thereof, with counsel satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section 10 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation.

11.    Miscellaneous.

         (a)    Amendment and Waiver.  Neither this Agreement, nor any provision hereof, may be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by all parties hereto.

         (b)    Notices.  All notices and other communications hereunder shall be given or made in writing and shall be delivered personally, or sent by telex, telecopier or registered or certified mail, postage prepaid, return receipt requested, or recognized overnight courier service to the party or parties to whom they are directed at the following addresses, or at such other addresses as may be designated by notice from such party to all other parties.

         To ING Life:

                                                ING Life Insurance and Annuity Company

                                                151 Farmington Avenue

                                                Hartford, Connecticut  06156

                                                Attention:  Julie E. Rockmore, Counsel

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To Prudential:

                                    Prudential Investment Management Services LLC

                                    Prudential Mutual Fund Services LLC

                                    Gateway Center Three, 14th Floor

                                    Newark, NJ  07102

                                    Attention:  Robert F. Gunia

         Any notice, demand or other communication given in a manner prescribed in this subsection (b) shall be deemed to have been delivered on receipt.

         (c)    Successors and Assigns.  This agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

         (d)    Counterparts.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any party hereto may execute this Agreement by signing any such counterpart.

         (e)    Severability.  In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

         (f)     Entire Agreement.  This Agreement constitutes the entire agreement and understanding between the parties hereto and supersedes all prior agreement and understandings relating to the subject matter hereof.

         (g)    Governing Law.  This Agreement shall be governed and interpreted in accordance with the laws of the State of Connecticut.

         (h)    Non Exclusivity.  It is understood by the parties that this Agreement is not an exclusive arrangement in any respect.

         (i)     Confidentiality.  The terms of this Agreement and the Schedules thereto will be held confidential by each party except to the extent that either party or its counsel may deem it necessary to disclose such terms.

12.    Limitation on Liability of Trustees, etc.

         This agreement has been executed on behalf of the Fund by the undersigned officer of the Fund in his or her capacity as an officer of the Fund.  The obligations of this agreement shall be binding upon the assets and property of the Fund only and shall not be binding on any

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         Trustee, officer or shareholder of the Fund individually.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement by their duly authorized officers effective as of the 1st____ day of May___________, 2002.

         ING LIFE INSURANCE AND ANNUITY COMPANY

         By:   /s/ Laurie M. Tillinghast

         Name:  Laurie M. Tillinghast

         Title:    Vice President

         PRUDENTIAL INVESTMENT MANAGEMENT SERVICES LLC

         By:    /s/ Robert F. Gunia

         Name:  Robert F. Gunia

         Title:                  President

         PRUDENTIAL MUTUAL FUND SERVICES LLC

         By:    /s/ Robert F. Gunia

         Name:  Robert F. Gunia

         Title:                  Executive Vice President

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Schedule A

(For any future separate accounts - See Section 1

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Schedule B

List of funds available

Equity Funds

Fund

Prudential 20/20 Focus Fund

Prudential U.S. Emerging Growth Fund

Prudential Equity Fund, Inc.

Prudential Value Fund

Prudential Europe Growth Fund, Inc

Prudential Pacific Growth Fund

Prudential Investment Portfolios, Inc.

   Prudential Active Balanced Fund.

   Prudential Jennison Equity Opportunity Fund.

   Prudential Jennison Growth Fund

Prudential Natural Resources Fund, Inc.

Prudential Real Estate Securities Fund .

Prudential Sector Funds, Inc.

  Prudential Financial Services Fund .

  Prudential Health Sciences Fund . . .

  Prudential Technology Fund . . . . . .

  Prudential Utility Fund . . . . . . . . . .

Prudential Small Company Fund, Inc. . . . . . . .

Prudential World Fund, Inc.

   Prudential Global Growth Fund  . . . . . . . . .

   Prudential International Value Fund  . . . . . .

   Prudential Jennison International Growth Fund.

Strategic Partners Opportunity Funds

   Strategic Partners Focused Growth Fund. . . . . .

   Strategic Partners New Era Growth Fund

   Strategic Partners Focused Value Fund. .

   Strategic Partners Mid-Cap Value Fund …

 Strategic Partners Style Select Funds

   Strategic Partners International Equity Fund . .

   Strategic Partners Large Capitalization Growth Fund .

   Strategic Partners Large Capitalization Value Fund . .

   Strategic Partners Small Capitalization Growth Fund .

   Strategic Partners Small Capitalization Value Fund . . .

Strategic Partners Asset Allocation Funds

   Strategic Partners Conservative Growth Fund ………

   Strategic Partners High Growth Fund

   Strategic Partners Moderate Growth Fund

Taxable Fixed Income Funds

Fund

Prudential Global Total Return Fund, Inc.

Prudential Government Income Fund, Inc

Prudential High Yield Fund, Inc. . . . . . . .

Prudential Short-Term Corporate Bond Fund, Inc.

Prudential Total Return Bond Fund, Inc. . . . . . . .

Strategic Partner Style Select Funds

   Strategic Partner Total Return Bond Fund . . . . .

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Schedule C

Fees to ING Life

1.          Servicing Fees.

            Administrative services to Contract owners and participants shall be the responsibility of ING Life and shall not be the responsibility of the Fund or the Distributor.  The Distributor recognizes ING Life as the sole shareholder of Fund shares issued under the Fund Participation Agreement, and that substantial savings will be derived in administrative expenses, such as significant reductions in postage expense and shareholder communications, by virtue of having a sole shareholder for each of the Accounts rather than multiple shareholders.  In consideration of the administrative savings resulting from such arrangement, PMFS agrees to pay to ING Life a servicing fee based on the annual rate of ___% (___% quarterly) of the average net assets invested in the Funds through the Contracts in each calendar quarter.  PMFS will make such payments to ING Life within thirty (30) days after the end of each calendar quarter. In addition, for other related administrative services rendered by ING Life, PMFS agrees to pay, on its own behalf, or on behalf of an affiliate, to ING Life a services fee based on the annual rate of ___% (___% quarterly) of the average net assets invested in the Funds through ING Life’s arrangements with Plans in each calendar quarter.  Each payment will be accompanied by a statement showing the calculation of the fee payable to ING Life for the quarter and such other supporting data as may be reasonably requested by ING Life.

2.         12b-1 Fees.

            In accordance with the Fund’s plan pursuant to Rule 12b-1 under the Investment Company Act of 1940, the Distributor will make payments to ING Life at an annual rate of ___% (___% quarterly) of the average net assets invested in the Funds through the Contracts in each calendar quarter.  Distributor will make such payments to ING Life within thirty (30) days after the end of each calendar quarter.  Each payment will be accompanied by a statement showing the calculation of the fee payable to ING Life for the quarter and such other supporting data as may be reasonably requested by ING Life.

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EXHIBIT I

Procedures for Pricing and Order/Settlement Through National Securities Clearing Corporation’s Mutual Fund Profile System and Mutual Fund Settlement, Entry and Registration Verification System

1.     As provided in Section 2(e) of the Fund Participation Agreement, the parties hereby agree to provide pricing information, execute orders and wire payments for purchases and redemptions of Fund shares through National Securities Clearing Corporation (“NSCC”) and its subsidiary systems as follows:

(a)   Prudential or the Funds will furnish to ING Life or its affiliate through NSCC’s Mutual Fund Profile System (“MFPS”) (1) the most current net asset value information for each Fund, (2) a schedule of anticipated dividend and distribution payment dates for each Fund, which is subject to change without prior notice, ordinary income and capital gain dividend rates on the Fund’s ex-date, and (3) in the case of fixed income funds that declare daily dividends, the daily accrual or the interest rate factor.  All such information shall be furnished to ING Life or its affiliate by 6:30 p.m. Eastern Time, but in no event later than 7:00 p.m. Eastern Time on each business day that the Fund is open for business (each a "Business Day") or at such other time as that information becomes available.  Changes in pricing information will be communicated to both NSCC and ING Life.

(b)  Upon receipt of Fund purchase, exchange and redemption instructions for acceptance as of the time at which a Fund's net asset value is calculated as specified in such Fund's prospectus ("Close of Trading") on each Business Day ("Instructions"), and upon its determination that there are good funds with respect to Instructions involving the purchase of Shares, ING Life or its affiliate will calculate the net purchase or redemption order for each Fund.  Orders for net purchases or net redemptions derived from Instructions received by ING Life or its affiliate prior to the Close of Trading on any given Business Day will be sent to the Defined Contribution Interface of NSCC’s Mutual Fund Settlement, Entry and Registration Verification System (“Fund/SERV”) by 5:00 a.m. Eastern Time on the next Business Day.  Subject to ING Life’s or its affiliate’s compliance with the foregoing, ING Life or its affiliate will be considered the agent of Prudential and the Funds, and the Business Day on which Instructions are received by ING Life or its affiliate in proper form prior to the Close of Trading will be the date as of which shares of the Funds are deemed purchased, exchanged or redeemed pursuant to such Instructions.  Instructions received in proper form by ING Life or its affiliate after the Close of Trading on any given Business Day will be treated as if received on the next following Business Day.  Dividends and capital gains distributions will be automatically reinvested at net asset value in accordance with the Fund's then current prospectuses.

(c)   ING Life or its affiliate will wire payment for net purchase orders by the Fund’s NSCC Firm Number, in immediately available funds, to an NSCC settling bank account designated by ING Life  or its affiliate no later than 5:00 p.m. Eastern time on the same Business Day such purchase orders are communicated to NSCC.  For purchases of shares of daily dividend accrual funds, those shares will not begin to accrue dividends until the day the payment for those shares is received.

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(d)  NSCC will wire payment for net redemption orders by Fund, in immediately available funds, to an NSCC settling bank account designated by ING Life or its affiliate, by 5:00 p.m. Eastern Time on the Business Day such redemption orders are communicated to NSCC, except as provided in a Fund's prospectus and statement of additional information.

(e)   With respect to (c) or (d) above, if Distributor does not send a confirmation of ING Life’s or its affiliate’s  purchase or redemption order to NSCC by the applicable deadline to be included in that Business Day’s payment cycle, payment for such purchases or redemptions will be made the following Business Day.

(f)   If on any day ING Life or its affiliate, or Distributor is unable to meet the NSCC deadline for the transmission of purchase or redemption orders, it may at its option transmit such orders and make such payments for purchases and redemptions directly to Distributor or ING Life or its affiliate, as applicable, as is otherwise provided in the Agreement.

(g)  These procedures are subject to any additional terms in each Fund's prospectus and the requirements of applicable law.  The Funds reserve the right, at their discretion and without notice, to suspend the sale of shares or withdraw the sale of shares of any Fund.

2.         ING Life or its affiliate, Prudential and clearing agents (if applicable) are each required to have entered into membership agreements with NSCC and met all requirements to participate in the MFPS and Fund/SERV systems before these procedures may be utilized.  Each party will be bound by the terms of their membership agreement with NSCC and will perform any and all duties, functions, procedures and responsibilities assigned to it and as otherwise established by NSCC applicable to the MFPS and Fund/SERV system and the Networking Matrix Level utilized.

3.         Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect. Unless otherwise indicated herein, the terms defined in the Agreement shall have the same meaning as in this Exhibit.

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